Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Re-Aligns Organization to More Effectively Focus on Key Customer Segments and Capture Future Growth Opportunities

New Structure to Focus on Serving More Sophisticated Demands of Clinical Trial Sponsors and Contract Research Organizations

Morrisville, NC – December 18, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, today announced a reorganization of its structure and management to align its operations with its key customer segments – clinical trial sponsors and contract research organizations – and more effectively leverage etrials’ significant strengths to capture future opportunities for growth.

“We’re moving aggressively to deliver the most possible value to our customers and seize the new opportunities we see ahead for drug and medical device development,” said Denis Connaghan, etrials’ president and chief executive officer. “The eClinical market is continuing to grow and evolve at a rapid pace, and we’re reshaping etrials to be a leader in this transformation, just as we did successfully three years ago. Our strategy capitalizes on big emerging trends and leverages our core strengths in data capture, end-to-end trial visibility and tightly managed control mechanisms. We believe building a more customer-focused organization, supported by robust technology, will speed the development of large-scale clinical trials with complex data requirements. In turn, we plan to drive growth and profitability by leveraging our deep eClinical expertise to enhance and speed decision-making, support adaptive trial design and lead the way towards the integration between eClinical and electronic medical records.”

etrials’ strategy is to resize the organization to better ensure its customers can rapidly capture accurate, high quality by leveraging its extensive global experience, and full breadth of its eClinical and integration capabilities. The new structure is designed to drive this strategy by increasing accountability, expediting decision-making and aligning the organization with three key objectives:

-- Expand customer-centric culture and capabilities -- etrials will develop rich experiences for each client segment and deliver solutions to meet the needs of all clinical trial operations, investigators and subjects worldwide. etrials will organize its services around user segments, rather than around products.

-- Lead in next-generation eClinical platforms -- etrials will enhance its industry-leading breadth of offerings to give the most diverse array of clinical trials, from large pharmaceutical companies to small biotechnology companies and specialty contract research organizations, every opportunity to take full advantage of eClinical capabilities.

-- Drive organizational effectiveness and scale -- etrials will resize the organization, while recruiting and retaining the best industry talent and focus its resources on high-impact, value-added initiatives to help capture the most significant long-term growth opportunities.

Under the new structure, Chuck Piccirillo, vice president of product development, Stuart Thiede, vice president of service delivery and Michael Harte, vice president of strategic accounts each have decided to leave etrials.

Michael Harte, who is forming his own consultancy, has agreed to continue his support of etrials and remain active with the Company to ensure a smooth transition and to assist the management team with its planned realignment and growth strategies.

etrials' senior management team, actively led by Connaghan and with the continued participation of Jay Trepanier, and Michael Mickens, etrials’ vice president of sales and client services, will work closely together on a daily basis to ensure that the company is aggressively moving its strategy forward, driving long-term growth and fulfilling etrials’ core mission to connect clinical trial professionals with high quality data and turning their trials’ data into actionable information for safer, faster and less costly clinical development.

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 70 countries; and has participated in 42 studies that resulted in 14 approved new drug applications and/or regulatory approvals. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements
This announcement may contain forward-looking statements, including statements regarding growth and profitability by the Company. These statements involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by the client, utilization of our software and services by clients to a lesser degree than is currently expected and early termination of the projects, all of which are possible because our agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the "Risk Factors" Section of the Form 10KSB filed on March 10, 2008. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Media:

etrials Worldwide, Inc.
Chris Sakell
919-653-3648
Chris.Sakell@etrials.com